Exhibit 99.1
Dear Shareholders,
The second quarter was another exciting quarter for Carvana.
We hit records in every key financial metric, with the scalability and leverage of our model really shining through. We sold over 143,000 retail units, an increase of 41% year-over-year. We achieved over $300 million in Net income and over $600 million in Adjusted EBITDA, an Adjusted EBITDA increase of ~70% year-over-year. And we generated over $500 million of GAAP Operating income, an industry-leading figure that was up ~100% year-over-year.
These numbers once again make us the fastest growing and most profitable automotive retailer, both by significant margins. And for the first time this quarter we are the most profitable not only by Adjusted EBITDA margin, but also by total GAAP Operating income and Net income dollars.
And these results are underpinned by fundamental, durable, and differentiated advantages. We’ve built a superior business model: one that delivers a better customer experience, lowers variable costs through technology and automation, drives higher profitability and greater flexibility through vertical integration, and generates positive feedback as it scales.
For example, over the last year, we have grown selection for our customers by about 50%. We have also integrated 12 ADESA sites with Carvana IRC operations through Q2, giving us more locations to store cars for our customers. Having more locations has allowed us to reduce inbound transport distances by 20% year-over-year. More locations paired with more cars in our system has reduced outbound transport miles by 10%. And the combination of lower miles, better scheduling systems, optimized vehicle routing, and better execution have driven customer delivery times down by 0.7 days year-over-year. This progress is just one example of how our business is continually improving and delivering better experiences as we get bigger.
We have also continued to invest in making our ecommerce experience simpler and easier to use. There are many projects and systems that contribute to this progress, but the proof is in the customer metrics. With a more intuitive process and more answers at their fingertips, customers call in for support less frequently and speak to advocates for less time when they do call in, driving up sales per customer service advocate by 23% year-over-year.
One fun example of the efficiency gains we've achieved comes from a recent customer experience: within just 38 minutes, after receiving an online value for their car, the customer provided requested documentation, completed verifications, dropped the car off at one of our vending machines, and received money in their account. While this is an outlier in terms of speed, it highlights what our technology is capable of and underscores the value of automating the complex, behind-the-scenes tasks that are often overlooked—but are essential to the car buying or selling process and have a dramatic impact on the customer experience.
Another powerful number from our Q2 results is our Operations expense per retail unit of $1,549. This number is down about $150 year-over-year and includes about $300 of warranty expense. This means we are now delivering cars to customer doors nationwide, offering integrated financing, handling customer calls and support, managing trade-ins, facilitating customer title and registration, and maintaining a 7-day return policy for a little over $1,200 per sale. Providing all these services at such a low variable cost is a highly differentiated capability of the Carvana platform.
We still have significant fundamental gains to make from here. We still have many high value opportunities to make our offering simpler, faster, and more fun for our customers. We still have meaningful fixed cost leverage to unlock. We still have the same team working on it that got us here. And despite the record-breaking financials we put up this quarter, we still have just 1.5% of the US used car market and ~1% of the total US car market.
We remain firmly on the path toward our current goal of selling 3 million retail units per year at a 13.5% Adjusted EBITDA margin within 5 to 10 years and to achieving our mission of changing the way people buy and sell cars.

Summary of Q2 2025 Results
Q2 2025 Financial Results: All financial comparisons stated below are versus Q2 2024 unless otherwise noted. Complete financial tables appear at the end of this letter.
•Retail units sold totaled 143,280, an increase of 41%
•Revenue totaled $4.840 billion, an increase of 42%
•Total Gross profit was $1.064 billion, an increase of 49%
•Net income margin was 6.4%, an increase from 1.4%
◦Net income totaled $308 million, an increase of $260 million1
•Adjusted EBITDA margin was 12.4%, an increase from 10.4%
◦Adjusted EBITDA totaled $601 million, an increase of $246 million

1 Net income in Q2 2025 included a negative $35 million (0.7% margin) impact from the decline in the fair value of our Root warrants.

•GAAP Operating income was $511 million, an increase of $252 million
•Basic and diluted net earnings per Class A share were $1.35 and $1.28, respectively, based on 135 million and 143 million shares of Class A common stock outstanding, respectively
◦Assuming full conversion of LLC units and other dilutive effects, there would have been 224 million shares of Class A common stock outstanding

Outlook
Our results in Q1 and Q2 position us well for a strong Q3 and Q4. Looking forward, we expect the following as long as the environment remains stable:
•A sequential increase in retail units in Q3 compared to Q2, and
•Adjusted EBITDA2 of $2.0 to $2.2 billion for the full year 2025, an increase from $1.38 billion last year.

Second Quarter Results
Q2 2025 again showcased the power of Carvana's vertically-integrated offering, delivering record performance across numerous key metrics. Retail units sold reached an all-time high of 143,280, increasing 41% year-over-year. Strong demand for our differentiated offering and sustained focus on customer experience continue to support our industry-leading growth.
Revenue in Q2 was $4.840 billion, up 42% year-over-year and a company record. Net income rose $260 million to $308 million, setting a second-quarter record and highlighting the scalability of our differentiated model. GAAP Operating income nearly doubled year-over-year to a record $511 million, and Adjusted EBITDA increased by $246 million to a record $601 million. Net income margin increased 5 points year-over-year to an industry-leading 6.4%, and a second-quarter record. GAAP Operating margin increased 3 percentage points to 10.6% and Adjusted EBITDA margin rose 2 percentage points to 12.4%, both new industry records.
The financial results of Q2 2025 again demonstrate the earnings power of our vertically integrated and differentiated model as we balance growth with disciplined execution and the continued pursuit of fundamental gains. We are proud of what we have achieved in Q2 and excited about what lies ahead as we continue to execute, scale, and progress toward our goal of becoming the largest and most profitable automotive retailer.
Our industry-leading growth and profitability have once again made us the most profitable automotive retailer as measured by Adjusted EBITDA margin:
1All data points are as of Q2 2025 or most recently reported fiscal quarter.

2 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to forecast fair value changes or calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net Income (loss). Forecasted results and future objectives may be impacted by factors outside Carvana's control. See "Forward Looking Statements" herein.

With our Q2 results, we now also lead the industry in GAAP Operating income and Net income dollars.
1All data points are as of Q2 2025 or most recently reported fiscal quarter.
Having achieved our goal of becoming the most profitable, we remain confident in our path to becoming the largest and most profitable automotive retailer.

Fundamental Growth Drivers Fueling Our Flywheel
We continue to pair rapid, industry-leading growth with industry-leading profitability. Leading in both growth and profitability has few precedents and is made possible by giving customers an experience that they love while also continuously improving our already efficient business model.
In our Q2 2024 shareholder letter, we discussed three fundamental drivers of our growth: 1) continuously improving the customer experience; 2) increasing awareness, understanding, and trust in our offering; and 3) increasing inventory selection while unlocking other benefits of scale. These drivers reinforce one another in a positive feedback loop that powered our historical growth and the path to our future goals.
One of the areas where we have significantly improved the customer experience over the past 12 months is the simplicity of the ecommerce experience. By streamlining the purchase journey, we’ve made the process so intuitive that 18% more customers now complete their transactions without support from a customer advocate. And for those who do reach out, their support time has decreased by 25%—making the overall experience faster and more efficient.
Another area that we believe we are in the early days of is building awareness, understanding, and trust of our online sales offering. Ecommerce adoption in retail used vehicle sales stands at less than 2% today, compared to ~19% in the non-automotive retail sector. We view marketing as a valuable component of the flywheel, allowing us to educate more customers about the

Carvana experience, large selection, and great value that come from our vertically integrated model. As part of this, we plan to increase advertising spend in Q3, including the launch of a new Carvana brand campaign.
Expanding selection and integrating ADESA locations continues to be a key focus. We provide a detailed update on our progress on this key initiative in the next section.
Each growth driver is powerful on its own, but their collective impact is greater than the sum of the parts. The synergies between each driver intensify as our business scales. Delivering a best-in-class customer experience results in more satisfied customers. More satisfied customers generate more positive, organic word-of-mouth and brand awareness, which, when combined with efficient advertising, brings more customers to our website. Additional demand supports a larger inventory, thereby increasing selection across more locations, resulting in faster delivery times through better network utilization, and lower per unit costs. The resulting fundamental gains can then be reinvested in further customer-experience improvements, completing a virtuous cycle that compounds over time fueling ongoing growth.
Last quarter we shared a new management objective: sell 3 million used retail units per year at a 13.5% Adjusted EBITDA margin within 5 to 10 years. This goal relies on a simple conviction: that our success will be determined by our ability to deliver the best experience, the best value, and the best selection. Everything we have achieved over the past decade confirms that conviction, and everything we accomplished in the Q2 2025 strengthens our confidence that the same approach will drive us forward to our new objective.

Update on ADESA Integrations and Digital Auction Expansion
By integrating ADESA locations over the last several quarters, we have expanded the number of locations where we can pool retail inventory and also accelerated our ability to grow reconditioning output. There are many components of the business that need to scale in order to realize our objective of selling 3 million retail units, but increasing production capacity is essential to service demand and increase inventory. In Q2, we integrated 4 more ADESA locations, bringing our total number of ADESA integrations to 12, and total inventory pools to 30, representing a 50% increase year-over-year.
In addition to adding retail reconditioning capabilities to ADESA locations, we are also expanding ADESA Clear, our digital auction product, to more ADESA and Carvana locations. ADESA Clear leverages both ADESA’s extensive wholesale auto expertise and Carvana’s deep technology and merchandising expertise which together create better outcomes for wholesale buyers and commercial sellers. For commercial sellers, the combination of Clear and our auction-IRC network provide a very efficient and unique full service remarketing solution that minimizes costs and maximizes proceeds. For wholesale buyers, Clear offers real-time access to an even wider selection of high quality vehicles and an efficient, intuitive digital bidding and buying process beyond the physical auction. As of Q2, Clear was available at 47 Carvana and ADESA locations.

Summary
We are once again extremely proud of what our team is building and has accomplished.
In Q1 of 2024, we became the most profitable automotive retailer based on Adjusted EBITDA margin for the first time.
In Q2 of 2024, we printed an Adjusted EBITDA margin of 10.4%, which was the most profitable quarter by any automotive retailer in history by that metric. At that point, questions turned to sustainability.
This quarter – just one year later – Adjusted EBITDA margin went up by another 2 percentage points setting a new record for automotive retail. In addition, that progress also pushed us to become, for the first time, the most profitable automotive retailer by GAAP Operating income and Net income dollars.
At different points in Carvana’s life, we have focused our attention on different goals and we have hit those goals.
Today, we are focused on hitting our next goal of selling 3 million cars per year with a 13.5% Adjusted EBITDA margin in the next 5 to 10 years.
And as has always been the case, we plan to get there by continually improving our machine to deliver the best customer experiences available with constantly increasing efficiency.
The march continues,
Ernie Garcia, III, Chairman and CEO
Mark Jenkins, CFO

Appendix I: GPU and SG&A Expense Detail
Year-over-year changes in components of Total GPU and Total SG&A Expense per Unit were driven by the factors outlined below.

Additional Details
Retail Revenue
Retail revenue grew 41% year-over-year, in line with retail units sold. Sequentially, retail revenue per retail unit sold increased to $23,765 in Q2 from $22,256 in Q1, primarily due to an increase in retail average selling prices and a decrease in retail marketplace units as a share of total retail units sold. While growth in retail units is the most important driver of our business, we wanted to provide visibility into our expectation that retail revenue per retail unit sold will increase further in Q3:
1.At the beginning of Q3, we modified the contract structure of our agreement with a large retail marketplace partner so that most retail units acquired from this partner and then sold will receive traditional gross revenue treatment.3 As we have discussed previously, commercial partnerships allow us and our partners to generate fundamental gains from faster transaction timelines and lower costs that are independent of contract structure, which primarily impacts retail revenue per retail unit sold. As we continue to develop partnerships with commercial sellers, we expect these contracts to evolve and take multiple forms over time.
2.We mixed into more expensive vehicles in Q2, driven by second quarter supply and demand trends. We expect the full effect of this mix shift to appear in Q3, which combined with the changes to retail marketplace contract structure above, will lead to a noticeable increase in retail revenue per retail unit sold in Q3.

Total GPU
In April, we saw strong demand following the initial announcement of auto tariffs in late March, resulting in higher-than-normal April Retail GPU. For the full quarter, we estimate that this transitory benefit positively impacted Q2 Retail GPU by ~$100.
GAAP and Non-GAAP Other GPU decreased sequentially by $36 and $41, respectively, primarily as a result of lower origination interest rates, partially offset by higher finance attachment rates and higher average loan sizes, as well as a higher ratio of loan principal sold to loan principal originated vs Q1 2025.
As we execute our multi-year growth plan, we expect to regularly re-optimize the various levers we have at our disposal to achieve our goals as efficiently as possible. We view our business holistically, where each lever interacts with the others. As a result, we are primarily focused on retail units sold and Adjusted EBITDA as our primary financial metrics.

3 In the previous contract structure, our partner held the vehicles in their inventory prior to sale to a retail customer, while in the current structure, we hold the vehicles in our inventory prior to sale to a retail customer. The former receives net revenue treatment with no gross sales revenue or acquisition cost, while the latter receives traditional gross revenue treatment.

Appendix II
Conference Call Details
Carvana will host a conference call today, July 30, 2025, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until Wednesday, August 6, 2025, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 8645789#.
Forward Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, strategy, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.
Forward-looking statements include all statements that are not historical facts, including expectations regarding growth drivers; our strategy, expected gross profit per unit; forecasted results, including forecasted Adjusted EBITDA, forecasted retail units sold, and forecasted retail revenue per retail unit sold; all mid-term and long-term financial and other objectives and goals; expected additional locations and potential infrastructure capacity utilization; efficiency operational gains and opportunities to improve our results, including opportunities to increase our margins and reduce our expenses, trends or expectations regarding inventory, expected customer patterns and demand; expectations on anticipated timing of increased production output; potential benefits from and expectations regarding new technology, including the use of artificial intelligence; anticipated benefits of uses of our ADESA real estate; unexpected macroeconomic conditions, including geopolitical, trade, and regulatory uncertainty and commodity prices, including future effects of tariffs; and growth opportunities. Such forward-looking statements are subject to various risks and uncertainties.
Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: our ability to realize expected benefits of our business strategy; utilize our available infrastructure capacity and realize the expected benefits therefrom, including increased margins and lower expenses; the benefits from our initiatives relating to ADESA; our ability to scale up our business; the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues (including recent imposition of new and increased tariffs); our ability to raise additional capital and our substantial indebtedness; our ability to effectively manage our rapid growth; our ability to maintain customer service quality and reputational integrity and enhance our brand; the seasonal and other fluctuations in our quarterly and annual operating results; our relationship with DriveTime and its affiliates; the highly competitive industry in which we participate, which among other consequences, could impact our long-term growth opportunities; the changes in prices of new and used vehicles; our ability to acquire and expeditiously sell desirable inventory; our ability to grow complementary product and service offerings; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.
Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.
Investor Relations Contact Information: Mike McKeever, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,857	$1,716
Restricted cash	73	44
Accounts receivable, net	320	303
Finance receivables held for sale, net	767	612
Vehicle inventory	2,023	1,608
Beneficial interests in securitizations	466	464
Other current assets, including $5 and $4, respectively, due from related parties	167	122
Total current assets	5,673	4,869
Property and equipment, net	2,722	2,773
Operating lease right-of-use assets, including $8 and $13, respectively, from leases with related parties	430	440
Intangible assets, net	32	34
Goodwill	2	—
Other assets	507	368
Total assets	$9,366	$8,484
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $24 and $17, respectively, due to related parties	$893	$856
Short-term revolving facilities	72	67
Current portion of long-term debt	312	309
Other current liabilities, including $38 and $16, respectively, due to related parties	140	106
Total current liabilities	1,417	1,338
Long-term debt, excluding current portion	5,323	5,256
Operating lease liabilities, excluding current portion, including $6 and $10, respectively, from leases with related parties	402	414
Other liabilities, including $62 and $48, respectively, due to related parties	107	101
Total liabilities	7,249	7,109
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of each of June 30, 2025 and December 31, 2024	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 136,498 and 133,271 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized; 78,465 and 79,119 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	2,747	2,676
Accumulated deficit	(1,017)	(1,416)
Total stockholders' equity attributable to Carvana Co.	1,730	1,260
Non-controlling interests	387	115
Total stockholders' equity	2,117	1,375
Total liabilities & stockholders' equity	$9,366	$8,484

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Sales and operating revenues:
Retail vehicle sales, net	$3,405	$2,411	$6,385	$4,586
Wholesale sales and revenues, including $9, $7, $17, and $14, respectively, from related parties	1,024	720	1,887	1,377
Other sales and revenues, including $83, $47, $155, and $89, respectively, from related parties	411	279	800	508
Net sales and operating revenues	4,840	3,410	9,072	6,471
Cost of sales, including $4, $3, $7, and $5, respectively, to related parties	3,776	2,695	7,079	5,165
Gross profit	1,064	715	1,993	1,306
Selling, general and administrative expenses, including $8, $8, $15, and $15, respectively, to related parties	551	455	1,086	911
Other operating expense, net	2	1	2	2
Operating income	511	259	905	393
Interest expense, net	143	173	282	346
Loss on debt extinguishment	—	2	2	2
Other expense (income), net	60	35	(62)	(52)
Net income before income taxes	308	49	683	97
Income tax provision	—	1	2	—
Net income	308	48	681	97
Net income attributable to non-controlling interests	125	30	282	51
Net income attributable to Carvana Co.	$183	$18	$399	$46

Net earnings per share of Class A common stock - basic	$1.35	$0.15	$2.96	$0.39
Net earnings per share of Class A common stock - diluted	$1.28	$0.14	$2.79	$0.36

Weighted-average shares of Class A common stock outstanding - basic	135,414	118,930	134,740	117,614
Weighted-average shares of Class A common stock outstanding - diluted	143,230	128,465	142,923	126,756

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$681	$97
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	141	158
Equity-based compensation expense	50	45
Loss on disposal of property and equipment	2	2
Loss on debt extinguishment	2	2
Payment-in-kind interest expense	146	285
Provision for bad debt and valuation allowance	10	17
Amortization of debt issuance costs	3	9
Unrealized gain on warrants to acquire Root Class A common stock	(123)	(53)
Unrealized gain on beneficial interests in securitizations	(4)	(14)
Changes in finance receivable related assets:
Originations of finance receivables	(5,746)	(3,888)
Proceeds from sale of finance receivables, net	5,916	4,012
Gain on loan sales	(547)	(317)
Principal payments received on finance receivables held for sale	117	90
Other changes in assets and liabilities:
Vehicle inventory	(404)	(70)
Accounts receivable	(22)	(88)
Other assets	(52)	9
Accounts payable and accrued liabilities	36	145
Operating lease right-of-use assets	10	(11)
Operating lease liabilities	(9)	15
Other liabilities	54	10
Net cash provided by operating activities	261	455
Cash Flows from Investing Activities:
Purchases of property and equipment	(58)	(40)
Proceeds from disposal of property and equipment	1	8
Payments for acquisitions, net of cash acquired	(24)	—
Principal payments received on and proceeds from sale of beneficial interests	27	41
Net cash (used in) provided by investing activities	(54)	9
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	2,136	1,746
Payments on short-term revolving facilities	(2,131)	(2,342)
Proceeds from issuance of long-term debt	79	101
Payments on long-term debt	(98)	(303)
Payments of debt issuance costs	(11)	(3)
Payments of tax made on behalf of non-controlling members	(4)	—
Net proceeds from issuance of Class A common stock and LLC Units	—	347
Tax receivable agreement payments	(17)	—
Proceeds from equity-based compensation plans	22	3
Tax withholdings related to restricted stock units	(13)	—
Net cash used in financing activities	(37)	(451)
Net increase in cash, cash equivalents and restricted cash	170	13
Cash, cash equivalents, and restricted cash at beginning of period	1,760	594
Cash, cash equivalents, and restricted cash at end of period	$1,930	$607

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computations of diluted net earnings per share of Class A common stock for the three and six months ended June 30, 2025 and 2024, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(in thousands)
Stock Options (1)	97	371	97	697
Restricted Stock Units and Awards (1)	1	34	2	109
Class A Units (2)	79,015	85,677	79,093	85,680
Class B Units (2)	1,392	1,815	1,462	1,812

(1) Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.
(2) Represents the weighted-average as-converted LLC units that were evaluated under the if-converted method for potentially dilutive effects and were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Change	2025	2024	Change

	(dollars in millions, except per unit amounts)			(dollars in millions, except per unit amounts)
Net sales and operating revenues:
Retail vehicle sales, net	$3,405	$2,411	41.2%	$6,385	$4,586	39.2%
Wholesale sales and revenues (1)	1,024	720	42.2%	1,887	1,377	37.0%
Other sales and revenues (2)	411	279	47.3%	800	508	57.5%
Total net sales and operating revenues	$4,840	$3,410	41.9%	$9,072	$6,471	40.2%
Gross profit:
Retail vehicle gross profit	$521	$347	50.1%	$950	$630	50.8%
Wholesale gross profit (1)	132	89	48.3%	243	168	44.6%
Other gross profit (2)	411	279	47.3%	800	508	57.5%
Total gross profit	$1,064	$715	48.8%	$1,993	$1,306	52.6%
Unit sales information:
Retail vehicle unit sales	143,280	101,440	41.2%	277,178	193,318	43.4%
Wholesale vehicle unit sales	72,770	50,368	44.5%	136,224	94,523	44.1%
Per unit revenue:
Retail vehicles	$23,765	$23,768	—%	23,036	23,723	(2.9)%
Wholesale vehicles (3)	$10,746	$9,550	12.5%	10,336	9,585	7.8%
Per retail unit gross profit:
Retail vehicle gross profit	$3,636	$3,421	6.3%	$3,427	$3,259	5.2%
Wholesale gross profit	921	878	4.9%	877	869	0.9%
Other gross profit	2,869	2,750	4.3%	2,886	2,628	9.8%
Total gross profit	$7,426	$7,049	5.3%	$7,190	$6,756	6.4%
Per wholesale unit gross profit:
Wholesale vehicle gross profit (4)	$1,086	$953	14.0%	$1,050	$994	5.6%
Wholesale marketplace:
Wholesale marketplace units transacted	258,756	247,135	4.7%	507,380	489,782	3.6%
Wholesale marketplace revenues	$242	$239	1.3%	$479	$471	1.7%
Wholesale marketplace gross profit (5)	$53	$41	29.3%	$100	$74	35.1%

(1) Includes $9, $7, $17 and $14, respectively, of wholesale sales and revenues from related parties.
(2) Includes $83, $47, $155 and $89, respectively, of other sales and revenues from related parties.
(3) Excludes wholesale marketplace revenues and wholesale marketplace units transacted.
(4) Excludes wholesale marketplace gross profit and wholesale marketplace units transacted.
(5) Includes $13, $22, $29 and $47, respectively, of depreciation and amortization expense.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	June 30, 2024	September 30, 2024	December 31, 2024	March 31, 2025	June 30, 2025

	(in millions)
Compensation and benefits (1)	$168	$175	$184	$199	$201
Advertising	55	56	64	72	84
Market occupancy (2)	17	17	16	16	16
Logistics (3)	28	29	32	37	38
Other (4)	187	192	198	211	212
Total	$455	$469	$494	$535	$551

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following committed liquidity resources, secured debt capacity, and other unpledged assets available as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024

	(in millions)
Cash and cash equivalents	$1,857	$1,716
Availability under short-term revolving facilities (1)	2,005	1,879
Committed liquidity resources available	$3,862	$3,595
Super senior debt capacity (2)	1,500	1,500
Pari passu senior debt capacity (2)	511	485
Unpledged beneficial interests in securitizations (3)	108	110
Total liquidity resources (4)	$5,981	$5,690

(1)Availability under short-term revolving facilities is the available amount we can borrow under the Floor Plan Facility and Finance Receivable Facilities based on the value of pledgeable vehicle inventory and finance receivables on our balance sheet on the period end date. Availability under short-term revolving facilities is distinct from the total commitment amount of these facilities because it represents the amount we are able to borrow as of period end, rather than committed future amounts that could be borrowed to finance future additional assets.
(2)Super senior debt capacity and pari passu senior debt capacity represents basket capacity to incur additional debt that could be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, subject to the terms and conditions set forth in the indentures governing the Senior Secured Notes. The availability of such additional sources depends on many factors and there can be no assurance that financing alternatives will be available to us in the future.
(3)Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.
(4)Our total liquidity potential is composed of cash and cash equivalents, availability under existing credit facilities, additional capacity under the indentures governing our Senior Secured Notes, which allow us to incur additional debt that can be senior or pari passu in lien priority as to the collateral securing the obligations under the Senior Secured Notes, and additional unpledged securities that can be financed using traditional asset-based financing sources.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Retail gross profit, non-GAAP; Wholesale vehicle gross profit, non-GAAP, Wholesale marketplace gross profit, non-GAAP; Other gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; Retail gross profit per retail unit, non-GAAP; Wholesale vehicle gross profit per retail unit, non-GAAP; Wholesale marketplace gross profit per retail unit, non-GAAP; Other gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP

The above measures are supplemental measures of operating performance that do not represent and should not be considered an alternative to net income, gross profit, or SG&A expenses, as determined by GAAP.

Adjusted EBITDA is defined as net income plus income tax provision, interest expense, net, other expense, net, other operating expense, net, depreciation and amortization expense in cost of sales and SG&A expenses, share-based compensation expense in cost of sales and SG&A expenses, and loss on debt extinguishment, minus revenue related to our Root Warrants. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues.

Gross profit, non-GAAP, Retail gross profit, non-GAAP, Wholesale vehicle gross profit, non-GAAP, Wholesale marketplace gross profit, non-GAAP, and Other gross profit, non-GAAP are defined as the respective GAAP gross profits plus depreciation and amortization expense in cost of sales and share-based compensation expense in cost of sales, minus revenue related to our Root Warrants. Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale vehicle gross profit per retail unit, non-GAAP, Wholesale marketplace gross profit per retail unit, non-GAAP, and Other gross profit per retail unit, non-GAAP are the respective gross profits, non-GAAP divided by retail vehicle unit sales.

SG&A expenses, non-GAAP is defined as GAAP SG&A expenses minus depreciation and amortization expense in SG&A expenses and share-based compensation expense in SG&A expenses. Total SG&A expenses per retail unit, non-GAAP is SG&A expenses, non-GAAP divided by retail vehicle unit sales.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. These non-GAAP measures may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

A reconciliation of Adjusted EBITDA to net income, Gross profit, non-GAAP to gross profit, Retail gross profit, non-GAAP to retail gross profit, Wholesale vehicle gross profit, non-GAAP to wholesale vehicle gross profit, Wholesale marketplace gross profit, non-GAAP to wholesale marketplace gross profit, Other gross profit, non-GAAP to other gross profit, and SG&A expenses, non-GAAP to SG&A expenses, which are the most directly comparable GAAP measures, and calculations of Adjusted EBITDA margin, Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale vehicle gross profit per retail unit, non-GAAP, Wholesale marketplace gross profit per retail unit, non-GAAP, Other gross profit per retail unit, non-GAAP, and Total SG&A expenses per retail unit, non-GAAP is as follows:

	Three Months Ended
(dollars in millions, except per unit amounts)	June 30, 2024	June 30, 2025
Net income	$48	$308
Income tax provision	1	—
Interest expense, net	173	143
Other expense, net	35	60
Loss on debt extinguishment	2	—
Operating income	259	$511
Other operating expense, net	1	2
Depreciation and amortization expense in cost of sales	35	27
Depreciation and amortization expense in SG&A expenses	41	41
Share-based compensation expense in cost of sales	—	1
Share-based compensation expense in SG&A expenses	24	25
Root warrant revenue	(5)	(6)
Adjusted EBITDA	$355	$601

Total revenues	$3,410	$4,840
Net income margin	1.4%	6.4%
Adjusted EBITDA margin	10.4%	12.4%

Gross profit	$715	$1,064
Depreciation and amortization expense in cost of sales	35	27
Share-based compensation expense in cost of sales	—	1
Root warrant revenue	(5)	(6)
Gross profit, non-GAAP	$745	$1,086

Retail vehicle unit sales	101,440	143,280
Total gross profit per retail unit	$7,049	$7,426
Total gross profit per retail unit, non-GAAP	$7,344	$7,580

SG&A expenses	$455	$551
Depreciation and amortization expense in SG&A expenses	41	41
Share-based compensation expense in SG&A expenses	24	25
SG&A expenses, non-GAAP	$390	$485

Retail vehicle unit sales	101,440	143,280
Total SG&A expenses per retail unit	$4,485	$3,846
Total SG&A expenses per retail unit, non-GAAP	$3,845	$3,385

	Three Months Ended
(dollars in millions, except per unit amounts)	June 30, 2024	March 31, 2025	June 30, 2025
Retail gross profit	$347	$429	$521
Depreciation and amortization expense in cost of sales	12	13	13
Share-based compensation expense in cost of sales	—	1	1
Retail gross profit, non-GAAP	$359	$443	$535

Retail vehicle unit sales	101,440	133,898	143,280
Retail gross profit per retail unit	$3,421	$3,204	$3,636
Retail gross profit per retail unit, non-GAAP	$3,539	$3,308	$3,734

Wholesale vehicle gross profit	$48	$64	$79
Depreciation and amortization expense in cost of sales	1	2	1
Wholesale vehicle gross profit, non-GAAP	$49	$66	$80

Retail vehicle unit sales	101,440	133,898	143,280
Wholesale vehicle gross profit per retail unit	$474	$478	$551
Wholesale vehicle gross profit per retail unit, non-GAAP	$483	$493	$558

Wholesale marketplace gross profit	$41	$47	$53
Depreciation and amortization expense in cost of sales	22	16	13
Wholesale marketplace gross profit, non-GAAP	$63	$63	$66

Retail vehicle unit sales	101,440	133,898	143,280
Wholesale marketplace gross profit per retail unit	$404	$351	$370
Wholesale marketplace gross profit per retail unit, non-GAAP	$621	$471	$461

Other gross profit	$279	$389	$411
Root warrant revenue	(5)	(5)	(6)
Other gross profit, non-GAAP	$274	$384	$405

Retail vehicle unit sales	101,440	133,898	143,280
Other gross profit per retail unit	$2,750	$2,905	$2,869
Other gross profit per retail unit, non-GAAP	$2,701	$2,868	$2,827